Exhibit 99.1

For Immediate Release:

Contact:	Mark H. Collin
603-773-6612
collin@unitil.com

William D. Adams Elected to Unitil Board of Directors

Hampton, NH – March 26, 2009 – Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that the Board of Directors has elected William D. Adams to the Board. Mr. Adams will stand for election to the Board by the shareholders of the Company at this year’s annual meeting of shareholders. In the interim, Mr. Adams will fill the Board position left vacant by the untimely death of long-time director Charles H. Tenney III earlier this month.

Mr. Adams is president of Colby College in Waterville, Maine. Mr. Adams also served as president of Bucknell University in Pennsylvania from 1995 until 2000. Prior to leading Bucknell, he served as vice president and secretary of Wesleyan University in Connecticut. Mr. Adams also served as coordinator of the Great Works in Western Culture program at Stanford University and taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University. Mr. Adams earned a Bachelor of Arts degree from Colorado College in 1972, spent a year in France as a Fulbright Scholar in 1977, and earned a Ph.D. in the History of Consciousness Program at the University of California at Santa Cruz in 1982.

“Mr. Adams is a well-known and accomplished individual in the State of Maine, where we recently expanded our utility operations,” said Robert G. Schoenberger, Unitil’s Chairman, Chief Executive Officer and President. “His experience in managing a complex organization in a rapidly changing environment will be a great benefit to the Unitil Board and management.”

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric and gas distribution service in New Hampshire and Massachusetts, gas distribution service in Maine and energy services throughout the northeast. Unitil has 413 employees and serves approximately 170,000 utility customers in three states. Its utility affiliates include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc. and Granite State Gas Transmission, Inc. Its other subsidiaries include Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.